Exhibit 23.6

February 27, 2015

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

I hereby consent to (a) Roscoe Postle Associates Inc. being named in the Annual Report on Form 20-F of ArcelorMittal SA for the year ended December 31, 2014 (the “2014 20-F”) as having (i) conducted independent audits of the 2011 iron ore reserve estimates on ArcelorMittal SA’s properties in Canada, Mexico, Liberia, and United States and (ii) completed an independent audit of the 2013 iron ore reserve estimates on ArcelorMittal SA’s properties in Liberia and in Canada, including Baffinland, and (b) the incorporation by reference of the 2014 20-F into this Registration Statement on Form F-3.

Yours truly,

Roscoe Postle Associates Inc.

Per:

/s/ Graham G. Clow

Graham G. Clow, P.Eng.

Chairman

RPA Inc. 55 University Ave. Suite 501 | Toronto, ON, Canada M5J 2H7 | T +1 (416) 947 0907	www.rpacan.com